Ex. 10.4

TRIG Acquisition 1, Inc.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of October 18, 2012 by and between TRIG Acquisition 1, Inc., a Nevada corporation (“TRIG” or the “Company”), and David Danhi (“DANHI”).

1.	Engagement and Responsibilities

(a)          Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby employs DANHI as its Chief Executive Officer. DANHI hereby accepts such employment. DANHI shall have such title or titles as the Board or President may from time to time determine.

(b)          DANHI’s duties and responsibilities shall be those incident to the positions described in Section 1(a) as set forth in the Bylaws of the Company and those which are normally and customarily vested in such offices of a corporation. In addition, DANHI’s duties shall include those duties and services for the Company and its affiliates as the Board shall, in its sole and absolute discretion, from time to time reasonably direct which are not inconsistent with DANHI’s positions described in Section 1(a).

(c)          DANHI agrees to devote, on an exclusive basis, the necessary time, energy and efforts to run the day-to-day operations of the Company and will use his best efforts and abilities faithfully and diligently to promote the Company’s business interests. It is understood between the Company and DANHI that he will devote no less than 40 hours per week in the execution of his duties. For as long as DANHI is employed by the Company, DANHI shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company, as such businesses are now or hereafter conducted, or any business which the Company contemplates conducting or intends to conduct.

2.	Definitions

“Board” shall mean the Board of Directors of the Company.

“Disability,” with respect to DANHI, shall mean that, for physical or mental reasons, DANHI is unable to perform the essential functions of DANHI’s duties under this Agreement for 30 consecutive days, or 60 days during any one six month period. DANHI agrees to submit to a reasonable number of examinations by a medical doctor advising the Company as to whether DANHI shall have suffered a disability and DANHI hereby authorizes the disclosure and release to the Company and its agents and representatives all supporting medical records. If DANHI is not legally competent, DANHI’s legal guardian or duly authorized attorney-in-fact will act in DANHI’s stead for the purposes of submitting DANHI to the examinations, and providing the authorization of disclosure.

“Effective Date” shall mean the date of this agreement.

“For Cause” shall mean, in the context of a basis for termination of DANHI’s employment with the Company, that:

(a)          DANHI breaches any obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 15 days of written notice thereof from the Company (except for breaches of Sections 1(c), 6 or 7 of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

(b)          DANHI is grossly negligent in the performance of services to the Company, or commits any act of personal dishonesty, fraud, embezzlement, breach of fiduciary duty or trust against the Company; or

(c)          DANHI is indicted for, or convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law; or

(d)          DANHI commits continued and repeated substantive violations of specific written directions of the Board, which directions are consistent with this Agreement and DANHI’s position as an executive officer, or continued and repeated substantive failure to perform duties assigned by or pursuant to this Agreement; or

(e)          DANHI continues to neglect his duties after receipt of notice thereof from the Company (and the Company need give such notice only once).

“Person” shall mean an individual or a partnership, corporation, trust, association, Limited Liability Company, governmental authority or other entity.

“Portfolio Company” shall mean any person which has engaged the Company for the provision of services.

“Term” shall mean the period commencing on the Effective Date and ending at the close of business on the business day immediately preceding the three year anniversary of the Effective Date.

3.	Compensation and Benefits

For as long as DANHI shall be employed by the Company, DANHI shall receive the compensation and benefits set forth in this Section 3.

(a)          Salary. The Compensation is $150,000 per annum which shall commence as of the Effective Date. The base salary shall be payable in installments on the fifteenth and last day of each month.

(b)          Expense Reimbursement. DANHI shall be entitled to reimbursement from the Company for the reasonable out-of-pocket costs and expenses which DANHI incurs in connection with the performance of DANHI’s duties and obligations under this Agreement in a manner consistent with the Company’s practices and policies therefore.

(c)          Disability. In the event of any Disability, DANHI shall receive the compensation and benefits specified herein for 30 days. Such compensation and benefits shall be received at the end of the disability.

(d)          Withholding. The Company may deduct from any compensation payable to DANHI (including payments made pursuant to Section 5 of this Agreement in connection with or following termination of employment) amounts it believes are required to be withheld under federal and state law, including applicable federal, state and/or local income tax withholding, old-age and survivors’ and other social security payments, state disability and other insurance premiums and payments.

(e)          Key Man Insurance. The Company may, at its own expense, purchase a key man life insurance policy at an amount to be determined naming the Company as a beneficiary. At the time that DANHI is no longer employed by the Company, DANHI will have the right to retain the policy. It is expressly understood between the Company and DANHI that the Company will not have any further obligation with respect to the policy following DANHI’s employment by the Company.

(f)          Stock Compensation. DANHI shall be entitled to receive employee stock options on terms consistent with other senior management and customary industry practice. DANHI will be required to enter into a lock up agreement for the sale of his stock. The lockup, generally, will be subject to Rule 144 as promulgated by the SEC. Additionally, DANHI will be restricted from selling more than 33.3% of his aggregate ownership in any single year commencing in year two, following the closing.

(g)          Auto Lease. DANHI shall be entitled to an auto lease and attendant insurance paid by the Company so long as the aggregate payments do not to exceed $2,000 per month and in accordance with Company policy at the time, as approved by the Board.

(h)          Medical and Vacation. DANHI shall be entitled to receive additional benefits, including standard medical and vacation in accordance with Company policy at the time, as approved by the Board.

4.	Term of Employment

DANHI’s employment pursuant to this Agreement shall commence on the Effective Date, as defined in Section 2 and shall terminate on the earliest to occur of the following:

(a)          upon the date set forth in a written notice of termination from DANHI to the Company (which date shall be at least four months after the Effective date and at least 30 days after the delivery of that notice); provided, however, that in the event DANHI delivers such notice to the Company, the Company shall have the right to accelerate such termination by written notice thereof to DANHI (and such termination by the Company shall be deemed to be a termination of employment pursuant to this Section 4(a), and not a termination pursuant to Section 4(d) or 4(e) hereof);

(b)          upon the death of DANHI;

(c)          upon delivery to DANHI of written notice of termination by the Company if DANHI shall suffer a Disability;

(d)          upon delivery to DANHI of written notice of termination by the Company For Cause;

(e)          upon delivery to DANHI of written notice of termination by the Company Without Cause*; or

(f)          three years from the Effective Date.

*      If DANHI is terminated by the Company Without Cause he will receive one year’s compensation, or compensation for the balance of the Term, whichever is less.

5.	Confidentiality.

DANHI agrees not to disclose or use at any time (whether during or after DANHI’s employment with the Company) for DANHI’s own benefit or purposes or the benefit or purposes of any other Person any databases, trade secrets, proprietary data, or other confidential information, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financial methods, plans, or the business and affairs of the Company generally, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of DANHI’s employment with the company. DANHI agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and/or any Portfolio Company, except that he may retain personal notes, notebooks, diaries and addresses and phone numbers. DANHI further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company.

6.	Miscellaneous

(a)          Notices.  All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, addressed to the following addresses:

If to the Company, to:

TRIG Acquisition 1, Inc.

Alfonso J. Cervantes, President (Post-Closing)

641 Lexington Avenue, Suite 1526

New York, NY 10022

If to DANHI, to:

David Danhi

929 6th Street

Hermosa Beach, CA 90254

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

(b)          Entire Agreement.  This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.  Without limiting the foregoing, this Agreement supersedes those term sheets and/or agreements dated prior to the date hereof. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.

(c)          Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(d)          Governing Law.  This Agreement has been made and entered into in the State of New York and shall be construed in accordance with the laws of the State of New York.

(e)          Captions.  The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

(f)          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(g)          Attorneys’ Fees.  If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, its reasonable attorneys’ fees, costs and expenses.  The prevailing party is the party who is entitled to recover its costs in the action or proceeding.  A party not entitled to recover its costs may not recover attorneys’ fees.  No sum for attorneys’ fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover its costs or attorneys’ fees.

In Witness Whereof, the parties have executed this Agreement as of the date first above written.

TRIG Acquisition 1, Inc.

By:

Its:

David Danhi